SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Accuride Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	61-1109077
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

7140 Office Circle, Evansville, Indiana	47715
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates:  333-121944

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.

Description of Registrant’s Securities to be Registered.

The description of the Common Stock of Registrant set forth under the caption “Description of Capital Stock” in Registrant’s Registration Statement on Form S-1 (File No. 333-121944) as originally filed with the Securities and Exchange Commission on January 10, 2005 or as subsequently amended (the “Registration Statement”), and in the prospectus included in the Registration Statement, is hereby incorporated by reference in response to this item.

Item 2.

The following exhibits are filed herewith or are incorporated by reference as indicated below.

Exhibit Number	Description
3.3*	Amended and Restated Certificate of Incorporation of the Registrant to be effective prior to the closing of the offering.

3.4*	Amended and Restated Bylaws of the Registrant to be effective prior to the closing of the offering.

4.1*	Specimen Common Stock certificate of the Registrant.

4.2**

Indenture, dated as of January 31, 2005, by and among the Registrant, all of the Registrant’s direct and indirect Domestic Subsidiaries existing on the Issuance Date and The Bank of New York Trust Company, N.A., with respect to $275.0 million aggregate principal amount of 8½% Senior Subordinated Notes due 2015.

4.3***	Amended and Restated Registration Rights Agreement, dated January 31, 2005, by and among the Registrant and each of the Stockholders (as defined therein).

4.4****	Shareholder Rights Agreement, dated January 31, 2005, by and among the Registrant and the Stockholders (as defined therein).

4.5*

Registration Rights Agreement, dated January 31, 2005 by and among the Registrant, as issuer, the Guarantors named in Schedule A thereto and Lehman Brothers Inc., Citigroup Global Markets Inc. and UBS Securities LLC, as initial purchasers.

4.6*	Stockholders’ Agreement, dated January 21, 1998, as amended and assigned, by and among the Registrant, RSTW Partners III, L.P. (as successor to Phelps Dodge Corporation) and Hubcap Acquisition L.L.C.

4.7*	Bond Guaranty Agreement, dated March 1, 1999, by Bostrom Seating, Inc. in favor of NBD Bank as Trustee.

* Incorporated by reference to the identically numbered exhibit to the Registration Statement on Form S-1 of Accuride Corporation filed by Accuride Corporation on January 10, 2005, as amended (File No. 333-121944).

** Incorporated by reference to exhibit 4.1 to the Form 8-K filed by Accuride Corporation on February 4, 2005.

*** Incorporated by reference to exhibit 4.2 to the Form 8-K filed by Accuride Corporation on February 4, 2005.

**** Incorporated by reference to exhibit 4.3 to the Form 8-K filed by Accuride Corporation on February 4, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 25, 2005	Accuride Corporation
	By:	/s/ Terrence J. Keating
Terrence J. Keating
President and Chief Executive Officer